                                                                   EXHIBIT 99.2

                              EAC INDUSTRIES, INC.
                        2,283,551 SHARES OF COMMON STOCK
                     OFFERED PURSUANT TO RIGHTS DISTRIBUTED
                     TO STOCKHOLDERS OF EAC INDUSTRIES, INC.


To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Enclosed are a Prospectus, dated September __, 1997 (the "Prospectus"), and Rights Exercise Agreement relating to EAC Industries, Inc. Rights (the "Agreement"), and to the offering of 2,283,551 shares of common stock, par value $.10 per share (the "Common Stock"), of EAC Industries, Inc. (the "Company"), at a price of $.22 per share, in cash, pursuant to non-transferable subscription rights (the "Rights") distributed to holders of record of Common Stock, as of the close of business on __________, 1997 (the "Record Date"). The Rights are described in the Prospectus and evidenced by the Agreement with respect to the Rights registered in your name or the name of your nominee on the books of the Company.

         Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for each share of Common Stock owned by such beneficial owner if as of the Record Date he or she held at least 100 shares.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

         You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Except for the costs incurred by the Company as the exercise agent (which are as described in the Prospectus) all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the owner of the Rights, and none of such commissions, fees or expenses will be paid by the Company. However, the Company will pay all transfer taxes, if any, applicable to the sale of shares of Common Stock upon the exercise of Rights.

         Enclosed are copies of the following documents:

                  1. The Prospectus;

                  2. The "EAC Industries, Inc. Rights Exercise Agreement" (including Instructions For Certification of Taxpayer Identification on Substitute Form W-9);

                  3. A form of letter which may be sent to your clients for whose accounts you hold shares of the Company's Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Rights;

                  4. A return envelope addressed to the Company, the exercise agent.

         Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on [October 31,] 1997, unless extended by the Company at its discretion (the "Expiration Date").

         To exercise Rights, a properly completed and executed Rights Exercise Agreement and payment in full for all Rights exercised must be delivered to the Company as the exercise agent as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

         Additional copies of the enclosed materials may be obtained from the Company as the exercise agent.

                                             Very truly yours,



                                             Peter B. Fritzsche
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER


         NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EAC INDUSTRIES, INC. OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE RIGHTS EXERCISE AGREEMENT.